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                                                                      EXHIBIT 99
***FOR IMMEDIATE RELEASE***

busybox.com, inc.                           Contact:  Jon M. Bloodworth
1900 Avenue of the Stars, Suite 680         Chief Executive Officer
Century City, California 90067              Phone: (310)556-4616
                                            Email: jbloodworth@busybox.com


                 BUSYBOX ANNOUNCES CERTAIN CHANGES IN MANAGEMENT


LOS ANGELES, CA, DECEMBER 1, 2000 - busybox.com, inc. (NASDAQ: BUSY, BUSYW) today announced the resignations of Patrick A. Grotto, Chairman of the Board and Chief Executive Officer, Mark B. Leffers, Chief Financial Officer, and Catherine Michela, Senior Vice President, Strategic Planning effective November 27, 2000. Jon M. Bloodworth, Vice President, General Counsel and Secretary to the Company has been appointed Interim Chairman of the Board and Chief Executive Officer, and Robert S. Sherman, President and Chief Operating Officer of the Company, has been appointed Interim Chief Financial Officer.

         Founded in 1995, busybox is a Los Angeles-based company that develops, distributes, and sells digital imagery over the Internet, as well as on videotape and CD-ROM. The BusyboxPro professional product suite offers thousands of stock video images and allows customers the ability to immediately buy and download stock cinematography online, royalty-free. BusyboxPro features affordable pricing and establishes a new benchmark in the digital video market by giving customers unrestricted use of the digital video and cinematography in commercials, broadcasts, presentations, corporate videos, multimedia and Web applications. As a proven pioneer in the creation of digital distribution channels on the Internet for the digital photography, software, and multimedia industries, Busybox has designed and implemented end-to-end e-commerce and media asset management solutions for some of the world's leading imagery and entertainment companies. For more product information, visit http://www.busyboxpro.com or visit Busybox's corporate Web site at http://www.busybox.com.

         This document includes "forward-looking statements" within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, rates and regulations of federal and state tax authorities, industry competition, changes in accounting principles, policies and guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in the Company's quarterly report filed with the Securities and Exchange Commission on November 14, 2000 and registration statement on Form SB-2, as amended, filed with the Securities and Exchange Commission on May 24, 2000.